ARGYLE CAPITAL MANAGEMENT CORPORATION
14 EAST 82ND STREET
NEW YORK, NY 10028

February 9, 2007

SpatiaLight, Inc.
Attn: David Hakala
5 Hamilton Landing, Suite 100
Novata, California 94949

Re: Prepayment of Interest on Promissory Notes

Gentlemen:

Please refer to the Promissory Notes payable in the aggregate principal amount of $1,188,000 (the “Notes”) payable to the order of Argyle Capital Management Corporation (“Argyle”) and the various agreements between SpatiaLight, Inc. (“SpatiaLight”) and Argyle relating to the Notes. From time to time, SpatiaLight has prepaid interest due on the Notes by the issuance of shares of SpatiaLight common stock, $.01 par value. Existing documentation relating to the prepayment of interest does not adequately establish the intention of Argyle and SpatiaLight in the event that the Notes are repaid or converted according to their terms prior to maturity.

This letter confirms and acknowledges that it is, and at all times has been, our understanding that in the event of Argyle’s request that any Note is converted into shares of common stock prior to its maturity, Argyle will return to SpatiaLight those shares of SpatiaLight common stock issued for unearned interest on such Note.

We acknowledge that this letter evidences our understanding of the obligations of Argyle at any time under the Notes, whether prior to or after the date hereof, and that Argyle will not be allowed to make any claim or assert any position that is different from the foregoing understanding.

ARGYLE CAPITAL MANAGEMENT CORPORATION

By: /s/ Robert A. Olins
_______________________________________________
Robert A. Olins